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                                                                    EXHIBIT 12.4

                                         PSEG ENERGY HOLDINGS L.L.C.
                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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
                                                      FOR THE NINE
                                                      MONTHS ENDED                          FOR THE YEARS ENDED
                                                      SEPTEMBER 30,                             DECEMBER 31,
                                                  --------------------------------------------------------------------------------
                                                    2005        2004        2004        2003        2002        2001        2000
                                                  ================================================================================
                                                                             (MILLIONS, EXCEPT RATIOS)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations         $    186    $    142    $    185    $    261    $   (365)   $    237    $    183
(Income)/Loss from Equity Investees, Net of
Distributions                                          (23)         79          78          60          (2)        (59)        (16)
Fixed Charges                                          194         196         260         231         231         199         161
Capitalized Interest                                    (1)         (1)         (2)        (10)        (12)        (13)        (21)
                                                  --------------------------------------------------------------------------------
Total Earnings                                    $    356    $    416    $    521    $    542    $   (148)   $    364    $    307
                                                  ================================================================================

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                  $    194    $    195    $    259    $    230    $    229    $    196    $    158
Interest Factor in Rentals                               1           1           1           1           2           3           3
                                                  --------------------------------------------------------------------------------
Total Fixed Charges                               $    195    $    196    $    260    $    231    $    231    $    199    $    161
                                                  ================================================================================

Ratio of Earnings to Fixed Charges (C)                1.83        2.12        2.00        2.35       (0.64)       1.83        1.91
                                                  ================================================================================
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(A)   The term "earnings" shall be defined as pretax income from continuing operations before income or loss from equity investees plus distributed income from equity investees. Add to pre-tax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense (c) an estimate of interest implicit in rentals.

(C) The ratio of earnings to fixed charges for the year ended December 31, 2002 was (0.64), as noted above, which represents a deficiency of $379 million.